 EnerSys Reports Preliminary Third Quarter 2006 Results

READING, Pa., USA, February 7, 2006 /PRNewswire-FirstCall/ -- EnerSys (NYSE: ENS), the
world's largest manufacturer, marketer and distributor of industrial batteries, announced today that for its third fiscal quarter of 2006, which ended on January 1, 2006, it expects to report on a pro forma basis, after adjusting for certain restructuring and other charges, diluted net earnings of
$0.20 per share. This is within the $0.17 to $0.21 per share pro forma guidance provided on
November 15, 2005 and compared to $0.14 per share for the third quarter in the prior year. Net sales for the third fiscal quarter of 2006 are expected to be approximately $322 million, which represents an 18% increase compared to the third quarter in the prior year.

On a GAAP basis, the Company expects to report net earnings of $0.17 per share basic and diluted, compared to $0.15 per share basic and $0.14 per share diluted, for the comparable period in the prior year.

Please refer to the paragraph below under the heading "Non-GAAP Financial Measures" for a discussion of the Company's use of pro forma financial information.

The Company anticipates releasing final fiscal third quarter and fiscal nine month results for 2006 on February 15, 2006, which will be followed by a conference call for the investment community on February 16, 2006.

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box
14145, Reading, PA 19612-4145, USA. Tel: 800/538-3627; Web site: http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric fork lift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements (within the meaning of the Private
Securities Litigation Reform Act of 1995) that are based on management's current expectations and are subject to uncertainties and changes in circumstances. The Company's actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company's results, see "Item 2. Management's Discussion and
Analysis of Financial Condition and Results of Operations," including "Forward-Looking
Statements," set forth in the Company's Quarterly Report on Form 10-Q for the second fiscal quarter ended October 2, 2005, which was filed with the U.S. Securities and Exchange
Commission.

Non-GAAP Financial Measures

This press release contains expected pro forma earnings per share data determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").
EnerSys' management uses non-GAAP measures in their analysis of the Company's performance. These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated primarily with our IPO and our restructuring initiatives. Management believes presentations of financial measures reflecting these adjustments provide important supplemental measurement information in evaluating the operating results of our business as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business and accordingly they are non-recurring in nature. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor are they necessarily comparable to non-
GAAP performance measures that may be presented by other companies. Management believes that this pro forma supplemental information will be helpful in understanding the Company's ongoing operating results. This supplemental information should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.